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                                                                   EXHIBIT 99.5







                                VOTING AGREEMENT



                                 BY AND BETWEEN



                          MARK WATTLES ENTERPRISES, LLC



                                       AND



                           THOMAS R. HOFFMAN, TRUSTEE



                          Dated as of January 11, 2005











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                                VOTING AGREEMENT

                  This VOTING AGREEMENT, dated as of January 11, 2005 (the "Agreement"), by and among Thomas R. Hoffman, as trustee of each of the following trusts: (i) the FBO Megan Pearse Trust 1 created by instrument dated December 23, 1992, (ii) the FBO Bradford Pearse Trust 1 created by instrument dated December 23, 1992, (iii) the FBO William James Pearse III Trust 1 created by instrument dated December 23, 1992, (iv) the FBO Megan Pearse Trust 2 created by instrument dated December 23, 1992, (v) the FBO Bradford Pearse Trust 2 created by instrument dated December 23, 1992 and (vi) the FBO William James Pearse III Trust 2 created by instrument dated December 23, 1992 (collectively, the "Stockholders"), and Mark Wattles Enterprises, LLC, a Delaware limited liability company (the "Investor").

                  WHEREAS, as of the date hereof, the Stockholders are the record holders and beneficial owners of an aggregate of 906,810 shares of Common Stock (the "Original Shares", and the Original Shares, together with any other shares of capital stock of the Company or other voting securities of the Company acquired (of record or beneficially) by any Stockholder during the term of this Agreement (including through the exercise of any warrants, stock options or similar instruments), being collectively referred to herein as the "Subject Shares");

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                  SECTION 1. Representations and Warranties of the Stockholders. Each of the Stockholders hereby represents and warrants to the Investor as follows:

                  (a) Enforceability. Such Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of each such Stockholder, enforceable against such Stockholder in accordance with its terms.

                  (b) No Conflict. The execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (A) conflict with, or result in any violation of, any United States or foreign Law (as hereinafter defined) applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected or (B) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any liens in or upon any of the properties or assets of such Stockholder, pursuant to any loan or credit agreement, note, bond, mortgage, indenture, lease, license, sublease, easement, covenant, condition, restriction, contract, instrument, permit, concession, franchise license or other instrument or obligation, including the trust agreements or similar instruments governing each of the



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Stockholders. As used herein, the term "Law" means any statute, law (including common law), ordinance, rule or regulation.

                  (c) Consents, Approvals, Etc. No consent, approval, order or authorization of, or registration, declaration or filing with, or notification to, any governmental authority or body is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated by this Agreement, except the filing with the Securities and Exchange Commission (the "SEC") of such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby.

                  (d) Absence of Litigation. As of the date of this Agreement, there is no suit, action or proceeding ("Proceeding") pending or, to the knowledge of such Stockholder, threatened against such Stockholder, or any property or asset of such Stockholder, before any governmental authority or body that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.

                  (e) The Subject Shares. Such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement) of, and has good and marketable title to Original Shares shown as owned by such Stockholder on Schedule A hereto, free and clear of any and all liens, claims and encumbrances, except as provided in Section 2(d). Other than as set forth on Schedule A hereto, such Stockholder does not own (of record or beneficially) any shares of capital stock of the Company or any options, warrants, rights or other similar instruments to acquire any capital stock or other voting securities of the Company. Such Stockholder has the sole right to vote and Transfer (as hereinafter defined) the Original Shares shown as owned by such Stockholder on Schedule A hereto, and such Stockholder is not subject to any proxies, voting trusts or other agreements, understandings, arrangements or restrictions with respect to the voting or the Transfer of the Subject Shares, except as set forth in Sections 4 and 5.

                  SECTION 2. Representations and Warranties of the Investor. The Investor represents and warrants to each Stockholder as follows:

                  (a) Enforceability. This Agreement has been duly authorized, executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.




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                  (b) No Conflict. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement shall not conflict with, or result in any violation of, any United States or foreign Law applicable to the Investor or by which any property or asset of the Investor is bound or affected.

                  (c) Consents, Approvals, Etc. No consent, approval, order or authorization of, or registration, declaration or filing with, or notification to, any governmental authority or body is required by or with respect to the Investor in connection with the execution and delivery of this Agreement by the Investor or the consummation by the Investor of the transactions contemplated by this Agreement, except the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

                  (d) Pledge of Original Shares. The Investor has been advised that the Original Shares have been pledged by the Stockholders in favor of William J. Pearse and Barbara A. Pearse pursuant to certain security agreements (the "Security Agreements").

                  SECTION 3. Covenants of the Stockholder. Each Stockholder covenants and agrees that, during the period commencing on the date hereof and ending on the earlier of (i) two years after the filing by or against the Company of a petition under Chapter 11 or any other applicable section or chapter of the United States Bankruptcy Code, as amended from time to time (the "Bankruptcy Code"), or (ii) the effective date of any plan or reorganization approved by the bankruptcy court in any bankruptcy proceedings commenced against the Company under Chapter 11 or any other applicable section of the Bankruptcy
Code:

                  (a) Voting; Investor Instructions. At any meeting of the stockholders of the Company called to vote upon any matter whatsoever submitted to a vote of the stockholders of the Company (a "Covered Matter"), or at any adjournment thereof, or in any other circumstances upon which a vote, consent or other approval with respect to a Covered Matter is sought by the Company, the Investor or any other Person (as hereinafter defined), such Stockholder shall vote (or cause to be voted) the Subject Shares in accordance with the written instructions delivered to such Stockholder by the Investor. The Investor may deliver to such Stockholder written instructions of the type contemplated by the immediately preceding sentence at any time or from time to time, and if requested the Stockholder shall acknowledge receipt thereof.

                  (b) Voting; Frustrating Transactions. At any meeting of the stockholders of the Company, or at any adjournment thereof, or in any other circumstances upon which a vote, consent or other approval is sought, unless otherwise instructed by the Investor pursuant to paragraph (a) above, such Stockholder shall vote (or cause to be voted) all of the Subject Shares against any amendment of the Company's certificate of incorporation or by-laws or other proposal, action or transaction involving the Company or any of its subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction would in any manner impede, frustrate, prevent or delay the consummation of the transactions contemplated by this Agreement





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(collectively, "Frustrating Transactions"). Such Stockholder shall not commit to or agree to take any action inconsistent with the foregoing or that would otherwise facilitate a Frustrating Transaction.

                  (c) Transfer Restrictions. Such Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or consent to or permit any Transfer of, any Subject Shares or any interest therein, or enter into any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, commitment, agreement, option, instrument, arrangement, understanding, obligation or undertaking, with respect to the Transfer (including any profit sharing or other derivative arrangement) of any Subject Shares or any interest therein, to any individual, corporation, partnership, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof (collectively, a "Person"), in each case (i) except as required by the express terms of this Agreement and (ii) except for a Transfer to William J. Pearse or Barbara A. Pearse upon foreclosure of the pledge made pursuant to the Security Agreements, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares and shall not commit or agree to take any of the foregoing actions, other than pursuant to this Agreement or (iii) take any other action that would in any way restrict, limit or interfere with the performance by such Stockholder of its obligations under this Agreement or the consummation of the transactions contemplated hereby. Such Stockholder shall not, nor shall such Stockholder permit any entity under their control to, deposit any Subject Shares in a voting trust.

                  SECTION 4. Grant of Irrevocable Proxy; Appointment of Proxy.

                  (a) Grant of Proxy. Each Stockholder hereby irrevocably grants to, and appoints, the Investor and any individual designated in writing by the Investor, as such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote all of his or its Subject Shares, or grant any consent or approval in respect of such Subject Shares with respect to any Covered Matter.

                  (b) Revocation of Other Proxies. Each Stockholder represents that any proxies heretofore given in respect of his or its Subject Shares are not irrevocable and that all such proxies are hereby revoked.

                  (c) Proxy Coupled with an Interest. Each Stockholder hereby affirms that the irrevocable proxy provided for in this Section 4 is given to secure the performance of the duties of the Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest is intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. If for any reason the proxy granted by any Stockholder herein is not binding, effective or irrevocable, then such Stockholder agrees to execute any additional agreement or document required to make such proxy binding, effective and irrevocable.





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Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

                  SECTION 5. Further Assurances. Each Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. No Stockholder shall commit or agree to take any action inconsistent with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Investor may request for the purpose of effectuating the matters covered by this Agreement, including with respect to the grant of the proxy set forth in Section 4.

                  SECTION 6. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to his or its Subject Shares and shall be binding upon any Person to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors. If requested by the Investor, such Stockholder shall cause each certificate representing his or its Subject Shares to be inscribed with a legend to such effect. In the event of any stock split, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the capital stock of the Company, the number of Original Shares and the number of applicable Subject Shares shall be adjusted appropriately. In addition, in the event that any Stockholder acquires any additional shares of capital stock of the Company or other voting securities of the Company (including through the exercise of any warrants, stock options or similar instruments), the number of applicable Subject Shares shall be adjusted appropriately. This Agreement and the representations, warranties, covenants, agreements and obligations hereunder shall attach to any additional shares of capital stock of the Company or other voting securities of the Company issued to or acquired by the Stockholder (including through the exercise of any warrants, stock options or similar instruments).

                  SECTION 7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of each of the other parties; provided, however, that the Investor shall be entitled to assign this Agreement to any Person controlled by Mark Wattles without the prior written consent of any other party. Any purported assignment in violation of this Section 7 shall be null and void. Subject to the preceding sentences of this Section 7, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

                  SECTION 8. Termination. This Agreement and the proxy granted hereby shall terminate (i) upon the earlier of (1) two years after the filing by or against the Company of a petition under Chapter 11 or any other applicable section or chapter of





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the Bankruptcy Code or (2) the effective date of any plan or reorganization approved by the bankruptcy court in any bankruptcy proceedings commenced against the Company under Chapter 11 or any other applicable section of the Bankruptcy Code, or (ii) if a petition under Chapter 11 or any other applicable section or chapter of the Bankruptcy Code has not been filed by or against the Company, April 10, 2005; provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement prior to termination.

                  SECTION 9. General Provisions.

                  (a) Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  (b) Notices. All notices and other communications hereunder shall be in writing and shall be given by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by cable, telex or facsimile transmission to the parties at the following addresses (or at such other address as either party shall have furnished to the other in accordance with the terms of this Section 9(b)):

                  if to the Investor:

                  Mark Wattles Enterprises, LLC
                  7945 W. Sahara #205
                  Las Vegas, Nevada 89114
                  Facs.: (702) 341-1603

                  with copies to:

                  Baker & Botts, L.L.P.
                  2001 Ross Avenue
                  Dallas, Texas 75201
                  Facs.: (214) 953-6503
                  Attention: Geoffrey L. Newton

                  if to the Stockholders:

                  Thomas R. Hoffman
                  8181 East Tufts Avenue, Suite 600
                  Denver, CO 80237

                  with copies to:

                  Baker & Hostetler LLP
                  303 East 17th Avenue
                  Suite 1100
                  Denver, Colorado 80203
                  Attention: John B. Moorhead





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All notices and other communications hereunder that are addressed as provided in or pursuant to this Section 9(b) shall be deemed duly and validly given (a) if delivered in person, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (c) if delivered by cable, telex or facsimile transmission, upon transmission thereof and receipt of the appropriate answerback.

                  (c) Interpretation. When a reference is made in this Agreement to a party or to a Section or Schedule, such reference shall be to a party to, or a Section of or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein," "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

                  (d) Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

                  (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (ii) other than with respect to the persons specified as proxies in Section 4, is not intended to confer upon any Person other than the parties any rights or remedies hereunder.

                  (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any principles of conflicts of law of such state.

                  (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.




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                  (h) Non-Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.


                            [Signature page follows]





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                  IN WITNESS WHEREOF, each party hereto has signed this
Agreement, all as of the date first written above.


                                    THE INVESTOR:

                                    MARK WATTLES ENTERPRISES, LLC


                                    By: /s/  Mark J. Wattles
                                       ----------------------------------------
                                    Name: Mark J. Wattles
                                         --------------------------------------
                                    Title: President
                                          -------------------------------------

                                    THE STOCKHOLDERS:

                                    /s/  Thomas R. Hoffman
                                    -------------------------------------------
                                    Thomas R. Hoffman, as trustee as trustee of
                                    each of the following trusts: (i) the FBO
                                    Megan Pearse Trust 1 created by instrument
                                    dated December 23, 1992, (ii) the FBO
                                    Bradford Pearse Trust 1 created by
                                    instrument dated December 23, 1992, (iii)
                                    the FBO William James Pearse III Trust 1
                                    created by instrument dated December 23,
                                    1992, (iv) the FBO Megan Pearse Trust 2
                                    created by instrument dated December 23,
                                    1992, (v) the FBO Bradford Pearse Trust 2
                                    created by instrument dated December 23,
                                    1992, and (vi) the FBO William James Pearse
                                    III Trust 2 created by instrument dated
                                    December 23, 1992


The undersigned have executed this Agreement for the purpose of indicating that
(i) they consent to the execution, delivery and performance of this Agreement by the Stockholders and waive the application of any provision of the Security Agreements that may prohibit or otherwise adversely affect the performance by the Stockholders of their obligations hereunder and (ii) in the event of a foreclosure on any of the Subject Shares pursuant to the Security Agreements, they agree to be bound by the provisions of this Agreement as fully and to the same extent as if they were parties hereto.

         /s/  William J. Pearse
----------------------------------------
              William J. Pearse


         /s/  Barbara A. Pearse
----------------------------------------
              Barbara A. Pearse



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                                                                      SCHEDULE A

                                 SHARE OWNERSHIP

STOCKHOLDER NAME                                          NUMBER OF SHARES OWNED

Thomas R. Hoffman TTEE                                              151,135
         FBO Megan Pearse Trust 1
         U/A dated 12/23/92

Thomas R. Hoffman TTEE                                              151,135
         FBO Bradford Pearse Trust 1
         U/A dated 12/23/92

Thomas R. Hoffman TTEE                                              151,135
         FBO William James Pearse III Trust 1
         U/A dated 12/23/92

Thomas R. Hoffman TTEE                                              151,135
         FBO Megan Pearse Trust 2
         U/A dated 12/23/92

Thomas R. Hoffman TTEE                                              151,135
         FBO Bradford Pearse Trust 2
         U/A dated 12/23/92

Thomas R. Hoffman TTEE                                              151,135
         FBO William James Pearse III Trust 2                      --------
         U/A dated 12/23/92

                                                                    906,810